June 15, 1999


Dear Shareholder:

By now you should have received a notice, proxy statement and proxy voting card for the Annual Meeting of Shareholders of California Culinary Academy, Inc. to be held on June 28, 1999. During the meeting, you will be asked to retain the current Board of Directors and to vote on a proposed private placement of convertible notes and warrants of the Company that the management team and Board of Directors feel is necessary to implement the Company's strategic plan.

Under the leadership of the new management team appointed on May 1, 1998 and the current Board of Directors installed on July 7, 1998, the Company has experienced a significant turnaround in profitability. Net Profit for the first nine months of the current fiscal year totaled $713,000 compared to a loss of $413,000 for the same period of the prior year. I have enclosed an operating summary, for your review, which outlines in detail the many accomplishments over the past year.

Under the direction of the Company's nationally recognized Board of Directors, management has begun to implement the strategic plan announced at last year's annual shareholders' meeting. Under this plan, new College of Food campuses have been opened in San Diego and San Francisco and a site has been secured for an additional location in Orange County, California. In addition, a site has been acquired, architectural plans completed and construction begun for the Culinary Academy of New Orleans, the Company's next regional Core Campus, which management plans to open in early 2000. Management and the Board of Directors have also set the stage for a number of other education-related ventures which we believe will add significant value for the shareholders in the future. I have enclosed a copy of the Company's strategic plan for your review.

The current Board and management team succeeded a Board of Directors and executive group led for many years by Ted Crocker. Under Ted Crocker's leadership, several costly but failed attempts were made to sell the Company and significant losses were reported. In addition, Ted Crocker owes the Company over $500,000 for stock acquired through a loan from the Company that was never repaid.

Despite the progress made in all areas of the Company, Ted Crocker and two other shareholders, Bill DeMar (a former Board member) and Tom Green, have announced that they intend to vote against the proposed private placement and to replace the current Board of Directors. These three shareholders have also expressed their desire that the Company be sold.

There is no assurance that they will be able to sell the company at a price or on terms that would be satisfactory. They have neither articulated alternative operating or strategic plans, nor proposed a slate for the Board of Directors. It appears that their plan is to stop progress, gain control, and then figure out what to do if a sale doesn't happen. So, your choice is, vote for a Board of Directors and a plan that have been successful, or vote for an unknown.

Management and the Board of Directors feel that the ultimate return to all shareholders will be much greater through the full implementation of the attached strategic plan and do not believe that it is in the best interest of the Company and all of its shareholders to allow the former regime, headed by Ted Crocker, to once again obtain management control of the organization.

THE VOTE TO BE TAKEN AT THE SHAREHOLDERS MEETING ON JUNE 28, 1999 INVOLVES CRUCIAL ISSUES. IT IS IMPORTANT THAT EACH SHAREHOLDER VOTE, either through the execution of a proxy card and/or attendance at the meeting, to determine that appropriate action is taken for the ultimate benefit of all of the Company's shareholders.

Members of the management team will attempt to be in contact with you within the next few days to answer any questions you might have and to furnish additional information as needed. In the meantime, feel free to contact me or Chuck White at your convenience at the Company's headquarters in San Francisco, (415) 292-8280.

Yours truly,


/s/ Keith Keogh
Keith Keogh
President & CEO

Enclosures


THE ATTACHED STRATEGIC PLAN CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS CONCERNING THE COMPANY'S PROJECTED FINANCIAL REVENUES. PROJECTED FINANCIAL STATEMENTS ARE INHERENTLY INACCURATE, AND SHOULD NOT BE GIVEN UNDUE EMPHASIS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY. SUCH RISKS AND UNCERTAINTIES INCLUDE BUT ARE NOT LIMITED TO THE COMPANY'S ABILITY TO MAINTAIN AND INCREASE ITS STUDENT ENROLLMENT, ITS ABILITY TO CONTINUE TO MEET THE REQUIREMENTS FOR PARTICIPATION IN TITLE IV FINANCIAL AID PROGRAMS ADMINISTERED BY THE U.S. DEPARTMENT OF EDUCATION, COMPETITIVE CONDITIONS AND OTHER FACTORS DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AND OTHER REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE STATEMENTS.

                                                     CALIFORNIA CULINARY ACADEMY
                                                               OPERATING SUMMARY
--------------------------------------------------------------------------------

THE STATE OF THE CALIFORNIA CULINARY ACADEMY, INC.

Nineteen ninety-nine has been a year of both great challenges and great opportunities. As you read through this summary, I'm sure that you will reflect back, as I have, to the last two years of dramatic change in our organization. The strategic plan outlined at the 1996 Shareholders meeting has taken shape and the investments made in growth are showing returns.


        Revenue (in millions):
--------------------------------------
1996        1997       1998       1999
--------------------------------------
                                  13.6
14.9        15.3       16.7       18.5

As you can see by the various graphs, the financial performance in 1999 is the strongest in the organizations history. This is due to price increases at the core campus and the completion of the ramp up to profitability of our two new divisions, The College of Food Division and the Student Housing Division.

Even though we have experienced strong enrollments equal to previous years, we recognize the important role that professional marketing will play in building our company. Therefore, we added Laura Rivera to our executive team as Vice President of Marketing. Her department has launched a reorganization of the Marketing and Sales areas with the addition of national sales and marketing support staff.

California Culinary Academy, Inc. Year to Date Operating Results

              1QTR         2QTR        3QTR        9MOS
----------------------------------------------------------------
FY 1998       (116,000)    (132,000)   (118,000)   (413,000)
FY 1999        439,000      108,000     201,000     743,000


The Academy offers a unique program, featuring advanced curriculum based on global cuisine. By starting classes every two weeks, we deliver a consistent sequential program that is more convenient to our market. With superior product we expect that the new marketing team and sales staff will expand enrollments as we phase in the Culinary Academy of New Orleans and add new College of Food locations.


           Historical Enrollment (Starts)
           -------------------------------
            AOS          COF         B&P
-------------------------------------------
1995        416                      107
-------------------------------------------
1996        453                      129
-------------------------------------------
1997        463           29         141
-------------------------------------------
1998        446          148         139
-------------------------------------------
1999        437          268         121
-------------------------------------------

The COLLEGE OF FOOD DIVISION continues to grow with enrollment in both locations up substantially from last year. The addition of the Spanish curriculum to the COLLEGE OF FOOD SALINAS has had a direct impact on the student count and we should see this trend continuing as more classes are scheduled. The addition of sales representatives and a National Sales Director will also add continuity and follow-up in the recruiting areas for both the College of Food and Academy Divisions.

[Photo: classroom at College of Food San Diego]

The COLLEGE OF FOOD SAN DIEGO campus continues to show strong numbers, but has recently shown a leveling off in enrollment. We believe this is a seasonal effect and we should see the increased growth in numbers return during the 1st quarter of 2000.

[LOGO]                                               CALIFORNIA CULINARY ACADEMY
                                                               OPERATING SUMMARY
--------------------------------------------------------------------------------
The COLLEGE OF FOOD SAN FRANCISCO opened its doors in June. Responses gathered during our open houses and feedback from the new students confirm our research stating that there was a need for a program geared to the part time/second career student.

[Photo: outside of building housing College of Food, San Francisco]

The STUDENT HOUSING DIVISION remains in a ramp up mode with the division achieving profitability this year. In September the division opened its second facility Napa Hall (formerly the Mayfair Hotel, directly across from the Academy). Our goal of filling Napa Hall by late September is well underway.

                                 Student Housing Trends
                                    Occupancy Trends

                          April 98        June 98          April 99
Total Beds Occupied          79              82               129


We are rewriting our curriculum to prepare for conversion to electronic media with the goal to ultimately achieve a paperless delivery. All handouts, text and pictures are being converted to digital format to enable this transition. We are evaluating providers of laptops in order to replace texts, and examining both the pricing and service to meet our specifications. Use of such technology will be more efficient for our students, enhance their education and preparation for entering an increasingly technical work environment, and bring us closer to enabling the delivery of education anywhere, any time via distance learning technologies.

[LOGO]                                               CALIFORNIA CULINARY ACADEMY
                                                               OPERATING SUMMARY
--------------------------------------------------------------------------------
OUR AREAS OF EXPANSION CONTINUE TO MOVE FORWARD.


[photo: model of planned New Orleans Facility]


[photo: outside of Civic Theater building in New Orleans]


Construction of the New Orleans facility started in May in preparation for an opening date of January 3, 2000. Unfortunately, we have been compelled to stop work on this project due to the uncertainty surrounding approval of the Private Placement financing. We will not be able to establish a new schedule until the financing is resolved and we can reschedule the work with the contractor and architects.

The ORANGE COUNTY COLLEGE OF FOOD AT THE GARDEN GROVE EDUCATION CENTER has been on schedule to open in July. Meetings have been held and are on going with major food service employers and our sales staff is in place. We will pursue major corporations in the area for potential students and contract training opportunities. Unfortunately, this 30 day construction project has also been put on hold pending the approval of the Private Placement financing.

[drawing of Garden Grove Education Center]

[LOGO]                                               CALIFORNIA CULINARY ACADEMY
                                                               OPERATING SUMMARY
--------------------------------------------------------------------------------
UPCOMING EVENTS:

We have reinvested in the ACF CONVENTION by sponsoring the BARON GALAND KNOWLEGE BOWL that will be held July 9th - 13th in Chicago. As in the past, we will follow up the event with an Alumni reception.

[photo of two men and 2 Academy Students]

OUR 3RD ANNUAL CULINARY ARTS FESTIVAL OR STREET FAIR is set for September 11th and 12th. The size of the fair will once again be expanded to accommodate a conservatively estimated attendance of 15,000-18,000. As you may remember, last year's attendance was 12,000, up from 7,000 in 1997. This is becoming a very popular event and offers tremendous exposure of the Academy to the regional market.

[photo of 3 people speaking at Culinary Arts Festival]

Our new TV series "THE ACADEMY'S WONDERFUL WORLD OF FOOD" started production June 7 in New Orleans. The series will feature our global cuisine philosophy with each show featuring 3 instructors and students using a common ingredient in preparing a dish from their native country or continent. This program is a very important part of our marketing and branding plan, as our data from student inquiries has shown, our television shows are the number one source of name recognition.

We are pleased to report tremendous progress. It is very important to convey to you the conviction and enthusiasm of your Board of Directors and management team. We are on the right track and only beginning to see the benefits of our strategy. We are building momentum and need your support to continue building your company on the sound foundation of strong product, a vast and growing market, a powerful strategy and a dedicated team. We urge you to maintain our Board of Directors and approve the financing needed to continue our growth.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[LOGO with added title, "We are THE resource to the food industry"]

                                                    CALIFORNIA CULINARY ACADEMY
[LOGO]                                                           STRATEGIC PLAN
-------------------------------------------------------------------------------


                                TABLE OF CONTENTS



OVERVIEW......................................................................1


THE CULINARY EDUCATION MARKET.................................................2


STRATEGIC PLAN (5 YEARS)......................................................5

   Core Campuses..............................................................5

   The College of Food Division...............................................7

   Consumer Education.........................................................8

   E*Commerce.................................................................9

   Distance Learning.........................................................10

   Media & Television Development............................................11


FUNDING REQUIREMENTS/ANTICIPATED BUDGETS.....................................14


PLANNED ANNUAL OPERATING RESULTS.............................................15


MANAGEMENT...................................................................16

   The Board of Directors....................................................16

   The Executive Team........................................................18

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


OVERVIEW

[photo of 3 people in Academy uniforms preparing food]

California Culinary Academy, Inc. is well positioned to fulfill its mission as "THE Resource to the Food Industry".

The Company currently delivers culinary education through courses offered at its main campus ("Core Campus) in San Francisco and three Colleges of Food (San Francisco, Salinas, and La-Mesa/San Diego). The Academy offers degree and certificate programs to individuals pursuing a career in the food service industry, to consumers who are interested in cooking, and to food service companies by means of custom contract training services.

The Company's strategic plan is to build a global brand in the food industry, which is recognizable and valued by consumer and commercial markets. The Company brand is built around the development and delivery of culinary information to educate for professional and personal development and enjoyment. The Company will use a range of media and delivery channels to build brand awareness, and through acquisitions, partnerships, and licensing agreements, generate earnings from the education, merchandise, and media revenue streams that are associated with the brand.

The Company has several competitive advantages to enable its success:

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


          Unlike its major competitors the Company is publicly held.

          The Company is 100% focused on culinary education and food related products and services.

          The Company's sequential skill based curriculum is the foundation for the national standard of excellence in culinary education.

          The Company is the only culinary college that teaches a curriculum based on "Global Cuisine".

          The Company's College of Food concept takes a portion of the basic skill curriculum to the student that is working full time in the industry and to restaurant operators.

          The Company's library consists of 22 years of curriculum, media and publications, which can be tailored to the specific needs of the food industry.

This memorandum summarizes the plans, finances and management of California Culinary Academy that can build the company to over $300 million in revenues with a 20% bottom line in the next 5 years.

THE CULINARY EDUCATION MARKET

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------





FOOD & FOOD SERVICES
     INDUSTRY

- At $352 billion annually, is one of the fastest growing segments of US economy and largest retail employer
- 10 million employees in 1998--12 million by 2003
- Average American dines out 4 times weekly
- HMR is expected to contribute an additional $80-100 billion over next 5 years

The continuing growth in the food service and retail (grocery) industries (combined revenues of approximately $700 billion) is creating a huge demand for trained culinary workers at all levels.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


The trend toward eating meals outside the home continues, with over 50% of meals in the United States eaten outside the home. In addition, Home Meal Replacement
(HMR) in which fresh meals are prepared in a professional kitchen to be consumed in the home (separate from restaurant take-out), is a fast growing segment of the industry. While there are currently 10 million individuals employed in the food service industry, the National Restaurant Association estimates that employment will grow to 12 million by 2003. Combined with the almost daily news coverage of food safety issues, the need for culinary education is clear.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[Chart entitled "Food Industry Supply & Demand
Today -- Need for a New Career Learning Ladder"]

        Industry Demand    Knowledge
        -----------------------------
               1%         Fine Dining
        -----------------------------
              45%         Mid Scale
                          Home Meal
                          Replacement
        -----------------------------
              51%         OSB
        -----------------------------

All the major culinary schools, including the Company's main campus in San Francisco, train chefs primarily for high-end, white table cloth restaurants which represent only 1% of the $352 billion food service industry. Training to this 1% requires the most comprehensive curriculum,

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


from basic skills, safety and sanitation to restaurant design and preparation of culinary Olympic style platters.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


With the exception of the Company's Colleges of Food Division, no one is serving the training needs of the mid-scale or casual dining and quick service sectors, representing the other 99% of the food service industry. This larger market can be served with components of the Company's highly regarded and comprehensive curriculum.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[Chart entitled "Life Long Learning Ladder" showing progression from Colleges of Quick Service Consumer Education, to Colleges of Food, to Academy Degree Programs]

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


The combination of the Company's main campus and College of Food locations establishes, for the first time, the capability of a lifetime learning ladder in the food service industry.

The mid-scale or casual dining sector (chain-operated sit down restaurants) and the quick service sector need Safety, Sanitation and Basic Skills training. This need is evident by the fact that over 6 million cases of food poisoning are reported to the Center for Disease Control each year and over 9,000 people die from food borne illnesses annually. With an entry-level management turnover rate in excess of 120%, the quick service sector is challenged to maintain adequate standards of safety and sanitation.

The food industry and its full-time employees need basic skills training delivered directly to them through convenient user-friendly channels. Due to a shortage of personnel, the industry cannot afford to send its employees away for training, and typical workers cannot afford to leave their full-time jobs to go to school. The Company's College of Food is responsive to the needs of both the food service and grocery industries and their employees with convenient locations and schedules.


[Photo of College of Food San Diego]


[Photo of College of Food dining hall]

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


Students can begin their culinary education at the consumer or College of Food campus level and grow over the years to whatever skill level they desire. The desire and need for this lifetime ladder is evident by the fact that:

          4% of the students in the Company's Consumer Education classes go on to enroll in Professional Skills classes;

          After just one year of operation, College of Food students have already begun to transfer into the Company's main campus AOS degree program; and

          A significant portion of adults in the country are seeking second career training in the food service industry, as evidenced by the fact that the age of the Company's students range from 18 to over 60.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[Map entitled "The CCA Career Learning Ladder/Colleges of Food" and showing markers throughout the United States]


The College of Food campuses are key to entry into the rapidly growing distance learning field. Curriculum can now be brought to the student by print, CD Rom, video, Internet and television broadcast. However, in the culinary field, the training is not complete until the cooking techniques are observed, the food is tasted by an instructor and competencies are verified. With the Company's network of Colleges of Food, training can be delivered through distant learning channels. Competency testing, verification and certification can be accomplished at each College of Food location. Thus, a national standard of competency can be realized, a benefit to employers as well as the certificate holder.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


STRATEGIC PLAN (5 YEARS)

          The Company will achieve its profitable growth by expansion of its current core business and by exploitation of new technologies to build its brand equity and reach a larger market. The Company identifies these business areas as:

          1.   Core Campuses;

          2.   College of Food Division;

          3.   Consumer Education;

          4.   E*Commerce;

          5.   Distance Learning; and

          6.   Media and Television Development.


 CORE CAMPUSES


[photo of Core Campus]


The San Francisco campus serves as the model for a "Core Campus." Over the next five years, the Company plans to establish such campuses in New Orleans, Chicago and New York City, each similar in scope to the San Francisco facility. Including San Francisco, these are the top four culinary centers in the United States.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------





[Map entitled "The CCA Career Learning Ladder/Core Campuses" and showing markers of 4 locations in the United States]


   San Francisco is known for its natural California farm to fork cuisine.

   New Orleans is influenced by seven different cultures translated into Louisiana cuisine.

   New York is famous for architecturally designed food and rich sauces.

   Chicago is the home of a number of great restaurants and a melting pot of the other

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


 three regional styles.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


The Company encourages its students to work in the fine dining industry while they are in school, thus creating a 24-hour learning opportunity in these target markets. By establishing main campuses in the four premier culinary centers and transferring students between these locations, the Company's students have the opportunity to experience the best that each location has to offer. The four main campuses in the United States, along with planned sites in other countries, will form the foundation for the Company's future Bachelor and Masters degree programs.

[photo showing model of Culinary Academy of New Orleans]

[photo showing The Culinary Academy of New Orleans buildings under renovation]


At each core campus, the full curriculum is available to deliver degree programs, certificate

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


programs, continuing education to food service professionals, consumer education courses as well as contract training and R&D services for the food industry.

Additionally, the Company plans to provide lodging for between 200 and 300 students at each of its core campus locations. Although the primary purpose of this service is to increase enrollment, it will also contribute significantly to both the growth of revenue and profit to the Company.

The Company estimates that each main campus will:

          Cost $8 million to develop

          At 80% of capacity (achievable in 18-months), generate $23 million (1999 Pricing) in annual revenue with approximately a 30% contribution to profit.

THE COLLEGE OF FOOD DIVISION

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[drawing of Garden Grove Education Center]

[photo of Salinas College of Food]

[photo of College of Food San Francisco]


The Company intends to develop College of Food locations throughout the United States at the minimum rate of five per year. These campuses will be the basic training and contract training facilities for the food service industry and its more than 10 million employees throughout the country. The College of Food will become the foundation for the implementation of comprehensive distance learning programs.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------






The College of Food Division expansion will be accomplished through the opening of new locations and the acquisition of existing cooking schools.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------



[photo of 3 people in the Academy's uniform preparing food]

The Company estimates that each College of Food campus will:

          Cost $400,000 to develop; and

          At 80% of capacity (achievable in 12 months), generate $1 million (1999 Pricing) in annual revenue with an approximate 30% contribution to profit.


CONSUMER EDUCATION

[photo of culinary retail center]

The Company plans to significantly expand its activities in consumer education. To accomplish this goal it has identified an ideal acquisition candidate, a regional chain of nine culinary retail centers that generates 20% of its revenues from consumer education programs. The targeted company currently has annual revenues of approximately $15 million and a strong brand image in both the Northern and Southern California markets. The Company believes that additional retail and consumer education centers can be developed in combination with College of Food locations, thereby expanding the product offered at these local centers and significantly reducing the combined cost of developing these

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


products in each market.

The candidate's consumer education program is based on cooking demonstration (the lowest level of consumer education) and is widely accepted in the markets where the stores are located. The Company will expand the candidate's programs to allow students to start at the beginning level, progress to advanced consumer courses and ultimately enroll in the Company's professional programs at the College of Food or Academy level.

The acquisition will also provide valuable support to the Company in the retail area. The Company currently has a significant retail activity related to the supply packages sold to each student. Utilization of the acquisition candidate's buying, warehousing and fulfillment capability will generate savings to the Company and open up a wide range of merchandise branding opportunities. The operations of the acquired organization can form the foundation for the Company's entrance into E*Commerce activities which are discussed below.

At least 20 additional retail and consumer education centers will be opened over the five-year strategic plan period, both in conjunction with the new College of Food campuses and stand-alone facilities. Within five years, this division will generate annual revenues in excess of $60 million.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


E*COMMERCE

[photo of interface design for website]


The Internet has changed commerce forever. It also offers a great challenge to would-be E*Commerce vendors. With over 6,500 URLs being added to the Internet hourly, it is no wonder that a recent search for "food" on Infoseek resulted in over 13,700,000 results, and 77 categories on Yahoo! Portals that offer a range of benefits and facilitate a convenient and successful customer experience will prevail. Product catalogs aren't enough.

The Company has investigated the possibility of acquiring or partnering with an existing cooking oriented Internet company. California Culinary Academy has an extensive library, which includes thousands of recipes, video tapes, books and reference material from around the world and is continuously generating new content. These can add value and interest to food related E*Commerce sites. Additionally, the Company's active television and media programs, discussed later, can help drive users to the E*Commerce site.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[photo of interface design for website]


It is also becoming clear that E*Commerce companies that have brick and mortar facilities tend to enjoy a significant marketing advantage. With the combined acquisition of the retail/consumer education company and an E*Commerce activity, the Company will position itself to be a major, if not dominant, cooking and culinary E*Commerce company. Through the E*Commerce and physical store locations, the Company will be in a position to cross-market all the Company's offerings.

The Company estimates that the E*Commerce entity will produce annual revenues of least $60,000,000 by the end of the fifth year. However, by cross marketing the E*Commerce activity with the retail/consumer education entity and all of the Academy and College of Food locations, the E*Commerce division can generate revenues Company wide far beyond $100 million a year.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[photo of interface design for website]


DISTANCE LEARNING

Technology is rapidly changing the delivery of education, and the Company plans to be in the forefront of this fundamental change.

Heretofore, the Company has offered premier education through the most effective means - personal instruction in the classroom and kitchen. But this limits the customer base to those who can fit into the course schedule, travel to attend such courses and pay the attendant cost.

The tools of the information age are making it possible for the Company to be in touch with its customers all of the time, creating a learning experience and adding cutting-edge culinary

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


information that addresses individual needs and circumstances. Whether the medium of content delivery is CD-ROM, print, DVD, video, Internet, or broadcast, the Company will exploit technology to provide customers with what they want, where and when they want it. Strategic acquisitions and partnerships with other media development, production and distribution capabilities will be pursued to accomplish this end.

Over the past three years there has been significant growth in the distance learning segment of the Post Secondary Education field. In 1998, over 13% of all degrees awarded in the country were through Internet and distance learning systems. It is estimated that the 1999 figure will be approaching 25%. To date, no one has developed a distance learning capability in the culinary field.

The Company has recently identified acquisition candidates that have developed products and technologies that are ideal for the delivery of basic culinary education through the Internet and other distance learning methods. The Company intends to acquire or partner with companies or recruit technology professionals to develop similar programs that allow the Company to teach, at minimum, its basic skill programs through distance learning. The Company is in a unique position to provide this type of service as the testing and the certification of basic skills competencies can be accomplished at its locations throughout the United States. It is anticipated that many of those who obtain certification at the College of Food will enroll in additional programs that are best delivered in the kitchen classroom.

The Company plans to deliver the basic skills training directly to students on a course credit basis and to hotels and restaurants, so that the customer's employees can study in break rooms and other locations at their place of employment. Products will be licensed to employers on an annual fee basis and be available to all of the customer's employees. The annual fees will be between $250 to $600 per hotel and/or restaurant location. Within five years it is anticipated that the distance learning programs will generate annual revenue in the excess $14 million.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


MEDIA & TELEVISION DEVELOPMENT

[photo of a scene from "Cooking at the Academy"]


The Company recognizes the tremendous opportunity to develop its media activities as a profit center, as a means to increase enrollments and as a means to build its awareness and brand equity.

A SCENE FROM THE "COOKING AT THE ACADEMY"

The California Culinary Academy was the first culinary school to develop national television programming. Its "Cooking at the Academy" series of 39 one-half hour shows featuring techniques and home entertaining established a standard for successful television cooking programming:

          Programs were broadcast to 80% to 95% of TV households.

          Time Magazine named COOKING AT THE ACADEMY the #1 cooking show of the year.

          Programs were aired numerous times on each run, and many top 25 markets ran the series 2-3 times

          Over 150,000 cookbooks and videos from the series have been sold.

The Company is currently in production of THE ACADEMY'S WONDERFUL WORLD OF FOOD, a new television series of 26 shows that features the global influences found in a range of dishes common to the American table. The new series is scheduled to be released for PBS broadcast beginning in January 2000.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


Underwriting sponsorships are offered to food industry partners, in which the sponsors pay for production and receive credits and promotional benefits from the Company. Through these relationships with the food industry, appropriate co-branding opportunities arise where the Company lends authority and credibility to the sponsor's products and expands the presence of the Company brand.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


The Academy's media development plan is to package its inventory of culinary information in a variety of ways to generate exposure and produce revenues from diverse market groups:

[photo of video tapes]

          Entertaining television programming introduces the consumer to the Academy.

Cookbooks and videos, sold as companions to the TV series and through traditional book sales channels, carry the brand to additional consumers.

[photo of cookbooks]

Internet delivers the same content via distance learning to the food service industry. Internet companies and publishers seeking to capture the interest of the food enthusiast seek the Company's content.

Direct broadcast (cable or wireless) offers alternative channels to the 1.5 million eating establishments which can be targeted with distance learning product.

CD-ROM and DVD can be packaged with computers and home entertainment equipment to deliver the brand to a large consumer population.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[photo of three people in the Academy's uniform preparing food]

Strategic acquisitions and partnerships with media production and distribution channels will be pursued to implement the Company's media development plan. Such partnerships will facilitate the production and delivery of distance learning product as well.

The Company understands the power of mass communication channels like network or cable television to leverage its brand. There are candidate TV partners that fit the media development strategy. With the Company's significant knowledge base and continuous access to content, the Academy is uniquely qualified to deliver consistent and entertaining programming on television.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[photo of woman in Academy uniform presenting food]

Either an outright acquisition or a partnering with a television broadcast company will assure a mass distribution channel to allow the Company to dominate the culinary education market in consumer and professional programs. With a continuous presence on such a channel, the Company will leverage program content and audience to promote the Company brand and drive revenues of its College and Academy campuses, E*Commerce and Distance Learning products.

Management estimates that full ownership of a television channel will generate annual revenues in excess of $50 million from advertising and merchandising activities. However, the real value is in its ability to build brand awareness and brand equity. Advertising on the Academy's television network in advance of new openings will significantly shorten the ramp-up period of all new ventures

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------



FUNDING REQUIREMENTS/ANTICIPATED BUDGETS

The following is a summary of the capital budget for the development and/or acquisition and operational ramp up of the above outlined programs. A combination of new funding, internal cash flow and use of the Company common stock for acquisitions will satisfy the capital requirements.


          CORE CAMPUS DEVELOPMENT - NEW ORLEANS, NEW YORK, CHICAGO
              Leasehold Improvements
                     And Equipment                       $24,000,000
              Ramp up losses                               3,000,000
                                                         -----------
                     Total 3 New Core Campuses                             $ 27,000,000

          COLLEGE OF FOOD
              25 New Campuses                                                10,000,000

          RETAIL/CONSUMER EDUCATION DIVISION
              Acquisition Costs                          $15,000,000
              Expansion                                   10,000,000
                                                         -----------
                     Total Retail/Consumer Ed.                               25,000,000

          E*COMMERCE
              Start Up or Acquisition                                        20,000,000

          DISTANCE LEARNING
              Start Up                                                        2,000,000

          FOOD NETWORK
              Acquisition                                                    60,000,000


                                       36

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


          MEDIA DEVELOPMENT & OTHER VENTURES                                  6,000,000
                                                                           ------------

          TOTAL CAPITAL BUDGET REQUIREMENTS                                $150,000,000

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


PLANNED ANNUAL OPERATING RESULTS

     The planned operating results at the end of the five-year plan period are as follows:


     REVENUES
         CORE CAMPUSES                                 $100,000,000
         COLLEGE OF FOOD DIVISION                        27,000,000
         RETAIL/CONSUMER EDUCATION DIVISION              60,000,000
         E*COMMERCE DIVISION                             60,000,000
         DISTANCE LEARNING ACTIVITIES                    14,000,000
         FOOD NETWORK                                    50,000,000
         STUDENT HOUSING                                  5,000,000
         CONTRACT TRAINING                                2,000,000
                                               --------------------
                    TOTAL REVENUES                     $318,000,000

     NET INCOME
         20% OF REVENUE                                $ 63,600,000

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


MANAGEMENT
    The Board of Directors and the management team have been assembled to achieve this strategic plan. Following is a brief summary of the key members of the team that has proven itself able to profitably grow the Company.

THE BOARD OF DIRECTORS


[photo of Ralph Brennan]


RALPH BRENNAN, DIRECTOR. Mr. Brennan is the co-owner of Mr. B's Bistro and owner of Bacco and Ralph Brennan's Red Fish Grill in New Orleans' French Quarter. He is also a managing partner of the Storyville District Jazz Club. Mr. Brennan was elected to the Academy's Board of Directors in 1998. He is 47 years old.


[photo of James D. Cockman]


JAMES D. COCKMAN, DIRECTOR. He formerly served as Chairman and Chief Executive Officer of the Food Service Division of Sara Lee Corp. and is a partner in Woof Gang Brand Development. Mr. Cockman serves on the boards of Ryans Family Steak House, Greenville, South Carolina,

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


and several charitable organizations. Mr. Cockman was elected to the Board of Directors in 1997.


[photo of Bert P. Cutino]


BERT P. CUTINO, DIRECTOR. Since October 1968, Mr. Cutino has been Executive Chef and Owner of the Sardine Factory Restaurant in Monterey, California. Mr. Cutino served as a member of the Board of Advisors to the California Culinary Academy from 1994 to 1998. Mr. Cutino was elected to the Board of Directors in July 1998.

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[photo of Paul H. Prudhomme]


PAUL H. PRUDHOMME, DIRECTOR. For more than five years, Chef Paul Prudhomme has been the proprietor of K-Paul's Louisiana Kitchen, located in the French Quarter of New Orleans, Louisiana. Chef Prudhomme also has developed and, for more than five years, has been distributing a line of natural herbs and spices, "Chef Paul Prudhomme's Magic Seasoning Blends." Chef Prudhomme is also the author of several cookbooks. Chef Prudhomme was elected to the Board of Directors in 1997


[photo of Leenie Rubin]

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


LEENIE RUBIN, DIRECTOR. Ms. Rubin is the founder and since 1982 has been president of Marketing Spectrum, a marketing and research firm with major clients in the food service industry. Ms. Rubin was elected to the Board of Directors in 1998.


[photo of David Warnock]


DAVID WARNOCK, DIRECTOR. Mr. Warnock is a founding partner of Cahill, Warnock & Company LLC, which is the general partner of Strategic Associates, L.P., and is a general partner of the general partner of Cahill, Warnock Strategic Partners Fund, L.P. Prior to founding Cahill, Warnock & Company, Mr. Warnock was employed from 1983 to 1995 at T. Rowe Price Associates, Inc. He was founder and President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships with committed capital of over $72 million. He also served as an Executive Vice President of the T. Rowe Price New Horizons Fund. He is on the board of directors of several portfolio companies including Environmental Safeguards, Inc., Concord Career Colleges, Touchstone Applied Science, and Children's Comprehensive Services, and of several charitable organizations. David received a

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


BA from the University of Delaware, an MS (in finance) from the University of Wisconsin and is a CFA. Mr. Warnock was elected to the Board of Directors in May 1999.


THE EXECUTIVE TEAM


[photo of Keith H. Keogh]


KEITH H. KEOGH, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Keogh joined the Academy as Executive Vice President of Education in June 1995. In April 1996, he was appointed as President and Chief Operating Officer of the Academy, and in May 1998, he was appointed Chief Executive Officer, joining the Board of Directors. From 1971 until 1995, Mr. Keogh was employed at Walt Disney World, Orlando, Florida, and held various positions, most recently as Executive Chef, Research and Development - Theme Parks. Mr. Keogh was the Manager of the Culinary Team USA (the US Culinary Olympic Team) from 1988 to 1996 and past president of the World Association of Cooks Societies (representing 57 countries and 1.75 million members) and the American Culinary Federation (the certification and accrediting organization for cooks and chefs in the USA with 28,000 members).

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


[photo of Charles E. White]


CHARLES E. WHITE, VICE PRESIDENT/CFO, Charles E. White joined the Academy in May 1998 as Vice President and Chief Financial Officer. Mr. White has provided consulting and turn-around management services to a range of companies in the restaurant, real estate development and hospitality industries. From 1996 until 1998, he was COO of Stars Restaurants. From June 1993 to June 1995, he was General Manager and CEO of Lummi Casino, and since 1986, he has been President and CEO of Pea Soup Andersen's. Mr. White is a CPA and Certified Hotel Administrator. He holds a BS degree in Accounting from San Diego State University, an MBA from Southland University, and an LLB degree from La Salle Extension University.


[photo of Thomas A. Spanier]


THOMAS A. SPANIER, VICE PRESIDENT, DEVELOPMENT/COO. Thomas A. Spanier joined the Academy in May 1998 as Vice President - Operations and Development/COO. From February 1998 to May 1998, he consulted with the Academy as interim CFO. From August 1994 until May 1998, he was an independent business consultant, providing interim management services as well as consulting services to a range of high technology and marketing companies. From May 1997 to February 1998, he was also interim

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


CFO of Nuko Information Systems. From April 1993 to August 1994, Mr.
Spanier was Executive Vice President and COO of the Academy. He is currently a director of Pantechnicon. Mr. Spanier holds a degree in Business (Managerial Economics) from the University of California, Berkeley, and an MBA from Harvard Business School.


[photo of Laura Rivera]


LAURA RIVERA, VICE PRESIDENT

                                                     CALIFORNIA CULINARY ACADEMY
[LOGO]                                                            STRATEGIC PLAN
-------------------------------------------------------------------------------


MARKETING. Laura joins the Academy with over 10 years of marketing experience. For the past four years, Laura worked for the Walt Disney Company in both the resorts and motion picture groups. Most recently, she was Director of Marketing and Publicity for the Feature Animation Division of the Walt Disney Company. In addition, Laura worked for five years with the Alvin Ailey American Dance Theater in New York City as the company's Director of Marketing and Public Relations. Laura has earned both a Bachelors and Masters degree from the University of Wisconsin and an MBA from the Harvard Business School.


[photo of Jerald W. Chesser]


JERALD W. CHESSER, ED.D, CEC, CCE, VICE PRESIDENT, CULINARY ACADEMY OF NEW ORLEANS CAMPUS PRESIDENT. Dr. Chesser will be joining the CCA July 1, 1999 to lead and manage the New Orleans campus. Dr. Chesser has an extensive background in food education; he currently is Dean/Professor at the Chef John Folse Culinary Institute, Nicholls State University Thibodaux, Louisiana. In addition to his teaching background Dr. Chesser has authored two books and numerous articles. Dr. Chesser has a Bachelors and Masters in History from Oklahoma State University and his Ed.D. in Educational Leadership from University of Central Florida, Orlando and is certified by the American Culinary Federation as an executive chef and culinary educator.